EXHIBIT 99.1


R.J. REYNOLDS                                                      P.O. Box 2866
TOBACCO HOLDINGS, INC.                             Winston-Salem, NC  27102-2866

-------------------------------------------------------------------------------

CONTACT:  Investors:                                             Media:
          ----------                                             ------
          Carole Biermann Wehn                                   Seth Moskowitz
          (336) 741-5182                                         (336) 741-7698

                                                                  RJRTH 2003-13



                R.J. Reynolds Reports Second Quarter 2003 Results
                -------------------------------------------------

WINSTON-SALEM, N.C. - July 29, 2003 - R.J. Reynolds Tobacco Holdings, Inc. (NYSE: RJR) today reported the following results for the second quarter of 2003. The company's full-year forecast includes a restructuring charge reported in the second quarter.


      As Reported (GAAP) Second Quarter and First Half Results - Highlights
      ---------------------------------------------------------------------

                 (dollars in millions, except per-share amounts)

                                                      2nd Quarter                 1st Half
                                                      -----------                -----------
                                                                     %                           %
                                               2003(1)    2002    Change     2003(1)  2002(2) Change
                                               ------     ----    ------     ------   ------  ------
Net Sales ...............................     $ 1,431  $ 1,705      -16%   $ 2,649   $ 3,220    -18%
Operating Income ........................     $   140  $   372      -62%   $   275   $   669    -59%
Net Income/(Loss) .......................     $    70  $   211      -67%   $   141   $  (124)     -
Net Income/(Loss) per diluted share......     $  0.83  $  2.29      -64%   $  1.67   $ (1.34)     -


(1)Second quarter and first half 2003 reported results include a restructuring charge of $55 million ($34 million after tax).

(2)On January 1, 2002, RJR adopted SFAS No. 142. Under the new testing and measurement requirements of SFAS No. 142, the fair value of certain of RJR Tobacco's trademarks was less than the carrying value, which resulted in a non-cash, trademark impairment charge of $502 million after tax in the first quarter of 2002. See attached financial statements for details.

                Balance Sheet Highlights (as of June 30, 2003)
                -----------------------------------------------

o    Cash and short-term investments:   $ 1.2 billion (after $550 million in scheduled debt maturities)
o    Debt:                              $ 2.0 billion
o    Equity:                            $ 6.6 billion
o    Dividend:                          $0.95 per share quarterly; $3.80 per share annualized



                    Discussion of Second Quarter 2003 Results
                    -----------------------------------------


"RJR's financial results for the second quarter of 2003 reflect lower volume and increased promotion spending," said Andrew J. Schindler, chairman and chief executive officer of RJR. "However, during the quarter, the combined market share of RJRT's four key brands was up compared with both the previous and prior-year quarters.

"The comprehensive analysis of our business and cost structure that we announced in April is ongoing, and we are on track with the very aggressive timetable we set. Some changes have already begun. We expect to make further, significant changes, begin implementing them, and announce a restructuring charge in the September/October timeframe," he said. "This effort is intensely focused on strengthening our business and improving our earnings in future years."

Schindler added, "We remain committed to maintaining our dividend of $3.80 per share on an annualized basis, given the continued strength of our balance sheet."


                             GAAP Financial Results
                             ----------------------


Second-quarter net sales were $1.43 billion, down 16 percent from the year-ago quarter primarily due to lower volume and higher promotion spending, partially offset by a favorable impact of $54 million from changes in RJRT's returned-goods policy. Operating income for the quarter was $140 million, down 62 percent versus the prior year. This was due to the factors mentioned above, in addition to a $55 million restructuring charge, partially offset by lower settlement expense. The restructuring charge is primarily related to the discontinuation of certain event-marketing programs and the write-down of equipment.

Second-quarter net income was $70 million, down 67 percent from $211 million in the prior-year period. Earnings per diluted share in the second quarter were $0.83, down 64 percent from $2.29 in the second quarter of 2002. Second-quarter 2003 per-share income includes a restructuring charge of $0.40 per diluted share.

         Discussion of Key Performance Factors During Second Quarter 2003
         ----------------------------------------------------------------


The following table summarizes second-quarter and first-half 2003 domestic cigarette shipment volume, in billions of units:

                                                         For the Three Months          For the Six Months
                                                            Ended June 30                Ended June 30
                                                            -------------                -------------
                                                                         %                              %
                                                    2003     2002     Change       2003     2002     Change
                                                    ----     ----     ------       ----     ----     ------
RJR Tobacco Volume ........................          21.0     23.5    -10.9%       40.1     45.8    -12.5%
     RJR Tobacco total full-price .........          13.0     14.3     -9.2%       24.4     28.1    -13.1%
     RJR Tobacco total savings ............           8.0      9.2    -13.6%       15.7     17.7    -11.6%
SFNTC Volume* .............................           0.3      0.3     +8.6%        0.6      0.5     +8.3%
RJR Total Domestic Volume** ...............          21.3     23.8    -10.7%       40.7     46.3    -12.2%
----------

  * This comparison includes shipments during the first two weeks of 2002, which was prior to the completion of RJR's acquisition of Santa Fe Natural Tobacco Company on Jan. 16, 2002. It does not include Santa Fe Natural Tobacco Company's international cigarette volume of approximately 0.14 billion units for the quarter (0.28 billion units for the first half of 2003). The 8.6% increase in SFNTC volume in second quarter 2003 is based on actual volume of 298.9 million units in second quarter 2003 compared with
     275.2 million units during the second quarter of 2002.

  ** The above results exclude Puerto Rico and certain other U.S. territories' volume of approximately 0.2 billion units for second quarter 2003 and 0.5 billion units for the first half of 2003.


According to Management Science Associates, Inc. (MSAi), second-quarter industry shipments were 95.8 billion units, a decrease of 2.5 percent compared with the second quarter of 2002. MSAi reported second-quarter industry full-price shipments of 70.8 billion units, level with the prior-year quarter. Savings-brand shipments declined 8.8 percent. However, Reynolds Tobacco continues to believe that the volume associated with smaller, deep-discount manufacturers is not fully reflected in these reported numbers.

Based on MSAi reported volume, the second-quarter industry mix of full-price versus savings-brand volume improved, with full-price brands representing 73.9 percent of industry volume, compared with 72.0 percent in the year-ago quarter. The industry's full-price mix for the first half of 2003 was 73.4 percent, stable compared with 73.3 percent in the first half of 2002.

Reynolds Tobacco's  second-quarter  shipment volume of 21 billion units was down
10.9 percent from the prior-year quarter, due to an underlying decline in consumption, as well as trade inventory shifts. The company's mix of full-price versus savings-brand volume improved. Reynolds Tobacco's full-price mix for the second quarter was 62.2 percent, up from 61.0 percent in the second quarter of 2002.

The company's  first-half  volume was 40.1 billion units, down 12.5 percent from
45.8 billion units in the first half of 2002. Reynolds Tobacco's first-half full-price mix was 60.9 percent, down from 61.3 percent in the year-ago period.

                       Retail Share of Market Performance
                       ----------------------------------

On a combined basis, the share of RJRT's four key brands - and the company's full-price share - was up compared with both the previous and prior-year quarters. The company's second-quarter full-price share was 14.39 percent, up
0.17 share points versus the year-ago quarter, and up 0.09 share points compared with the first quarter of 2003.

RJR Tobacco's total retail share of market for second quarter 2003 was 22.77 percent, down 0.09 share points from the year-ago quarter and 0.15 share points lower than the previous quarter. The company's total share of market for the first half of 2003 was 22.85, up 0.09 share points from the first half of 2002.

During the quarter, Camel continued its long-term growth trend. The retail share of Camel's filtered styles for the second quarter and for the first half of the year were up compared with those periods in 2002, while the brand's second-quarter share was down somewhat from the first quarter of 2003.

Salem is beginning to benefit from its strengthened positioning and more competitive promotion levels, launched earlier this year. Salem had a strong second quarter, achieving share growth compared with both the previous and prior-year quarters.

Base Winston's share has remained relatively stable for more than a year. Winston's new geographic promotion strategy is working, and contributing to the brand's stability.

Doral remains the nation's No. 1 savings brand. Doral's second-quarter share of market declined, reflecting pricing pressure from increased premium-price promotions and deep-discount brands.

During the second quarter, Santa Fe's Natural American Spirit brand again delivered solid performance, posting volume, market-share and earnings gains compared to the prior-year quarter.


                         Full Year 2003 Earnings Outlook
                         -------------------------------


In April, the company provided full- year guidance of $500 million in operating income, $250 million in net income, and earnings per diluted share of $3.00, and noted that the guidance excluded anticipated restructuring charges. RJR's full-year guidance now includes the restructuring charge reported in the second quarter. For full-year 2003, RJR forecasts the following results, excluding future restructuring and related costs:


    o   Operating  income  of  approximately   $470  million  to  $495  million,
        (including a $55 million restructuring charge in the second quarter)
    o Net income of approximately $235 million to $250 million (including a $34 million after-tax restructuring charge in the second quarter)
    o   Net income per diluted share of approximately $2.78 to $2.96
    o   Consolidated domestic tobacco shipment volumes down approximately 12%
    o Cash and short-term investments of approximately $1.5 billion. This assumes a stable dividend, and approximately $740 million in debt repayments during 2003.

                         Conference Call Webcast Today
                         -----------------------------


R.J. Reynolds Tobacco Holdings, Inc. will webcast a conference call to discuss second-quarter financial results at 10 a.m. ET on Tuesday, July 29. The call will be available live online on a listen-only basis. To register for the call, please visit the "Investors" section of www.RJRHoldings.com. A replay of the call will be available on the site for seven days. Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Seth Moskowitz at (336) 741-7698.

Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding RJR's future performance and financial results include risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include the substantial and increasing regulation and taxation of the cigarette industry; various legal actions, proceedings and claims arising out of the tobacco business and the claimed health effects of cigarettes that are pending or may be instituted against RJR or its subsidiaries; the substantial payment obligations and limitations on the advertising and marketing of cigarettes under various litigation settlement agreements; the continuing decline in volume in the domestic cigarette industry; competition from other cigarette manufacturers, including increased promotional activities and the growth of the deep-discount category; the success of new product innovations and acquisitions; the effect of market conditions on the performance of pension assets and the return on corporate cash; any potential costs or savings associated with realigning the cost structure of RJR and its subsidiaries; and the ratings of RJR securities.

R.J. Reynolds Tobacco Holdings, Inc. is the parent company of R.J. Reynolds Tobacco Company and Santa Fe Natural Tobacco Company, Inc. R.J. Reynolds Tobacco Company is the second-largest tobacco company in the United States, manufacturing about one of every four cigarettes sold in the United States. Reynolds Tobacco's product line includes four of the nation's 10 best-selling cigarette brands: Camel, Winston, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products, and markets them both nationally and internationally. Copies of RJR's news releases, annual reports, SEC filings and other financial materials are available on the company's website, www.RJRHoldings.com.


                           (financial tables follow)

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF INCOME - GAAP
                 (Dollars in Millions, Except Per Share Amounts)
                                   (Unaudited)

                                                                                 Three Months Ended          Six Months Ended
                                                                                       June 30,                   June 30,
                                                                               ----------------------      ----------------------
                                                                                 2003         2002           2003         2002
                                                                               --------    ----------      --------    ----------

Net sales (1)................................................................. $  1,431    $    1,705      $  2,649    $    3,220
                                                                               --------    ----------      --------    ----------

Cost of products sold .....................................................         855           976         1,604         1,858
Selling, general and administrative expenses ..............................         381           357           715           693
Restructuring and impairment charges (2) ..................................          55             -            55             -
                                                                               --------    ----------      --------    ----------

Operating income ..........................................................         140           372           275           669

Interest and debt expense .................................................          29            36            65            72
Interest income ...........................................................          (7)          (12)          (17)          (28)
Other (income) expense, net ...............................................           1             2            (6)            5
                                                                               --------    ----------      --------    ----------

Income before income taxes ................................................         117           346           233           620
Provision for income taxes ................................................          47           135            92           242
                                                                               --------    ----------      --------    ----------

Income before cumulative effect of accounting change ......................          70           211           141           378

Cumulative effect of accounting change, net of
  income taxes (3) ........................................................           -             -            -           (502)
                                                                               --------    ----------      --------    ----------

Net income (loss) .........................................................    $     70    $      211     $     141    $     (124)
                                                                               ========    ==========      ========    ==========

Basic income (loss) per share:
   Income before cumulative effect of accounting change ...................    $   0.84    $     2.35      $   1.68    $     4.17
   Cumulative effect of accounting change (3) .............................           -             -             -         (5.54)
                                                                               --------    ----------      --------    ----------

         Net income (loss) ................................................    $   0.84    $     2.35     $    1.68    $    (1.37)
                                                                               ========    ==========      ========    ==========

Diluted income (loss) per share:
   Income before cumulative effect of accounting change ...................    $   0.83    $     2.29      $   1.67    $     4.07
   Cumulative effect of accounting change (3) .............................           -             -             -         (5.41)
                                                                               --------    ----------      --------    ----------

         Net income (loss) ................................................    $   0.83    $     2.29     $    1.67    $    (1.34)
                                                                               ========    ==========      ========    ==========

Basic weighted average shares, in thousands ...............................      83,479        89,824        83,755        90,625
                                                                               ========    ==========      ========    ==========

Diluted weighted average shares, in thousands .............................      83,986        92,026        84,469        92,792
                                                                               ========    ==========      ========    ==========

     (1) Net sales in the second quarter of 2003 benefited from a $54 million adjustment related to revised returned-goods policies.

     (2) Includes fixed asset impairment, contract termination costs and related charges.

     (3) On January 1, 2002, RJR adopted SFAS No. 142. Under the new testing and measurement requirements of SFAS No. 142, the fair value of certain of RJR Tobacco's trademarks was less than the carrying value, which resulted in a non-cash, trademark impairment charge in the first quarter of 2002.

                 RECONCILIATION OF 2002 RESULTS TO 2003 RESULTS
                              (Dollars in Millions)
                                   (Unaudited)

                                                                                     2nd Quarter                 First Half
                                                                               ----------------------      ----------------------
                                                                               Operating      Net          Operating      Net
                                                                                Income       Income         Income       Income
                                                                               --------    ----------      --------    ----------

2002 RESULTS ..............................................................    $    372    $     211      $     669    $     (124)

Cumulative effect of accounting change - 2002 .............................           -            -              -           502
Restructuring and impairment charges - 2003 ...............................         (55)         (34)           (55)          (34)
Operations ................................................................        (177)        (107)          (339)         (203)
                                                                               --------    ---------      ---------    ----------
2003 RESULTS ..............................................................    $    140    $      70      $     275    $      141
                                                                               ========    =========      =========    ==========




                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Dollars in Millions)


                                                                              June 30,     December 31,
                                                                                2003           2002
                                                                              ---------    -----------
                                                                             (Unaudited)
ASSETS
Cash and cash equivalents .................................................    $   994     $    1,584
Short-term investments ....................................................        203            595
Other current assets ......................................................      1,618          1,813
Trademarks, net ...........................................................      2,085          2,085
Goodwill, net .............................................................      7,099          7,090
Other noncurrent assets ...................................................      1,461          1,484
                                                                               -------     ----------
                                                                               $13,460     $   14,651
                                                                               =======     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Tobacco settlement and related accruals ...................................    $ 1,085     $    1,543
Current maturities of long-term debt ......................................        244            741
Accrued liabilities and other .............................................        985          1,143
Long-term debt (less current maturities) ..................................      1,727          1,755
Deferred income taxes .....................................................      1,190          1,236
Long-term retirement benefits .............................................      1,251          1,176
Other noncurrent liabilities ..............................................        346            341
Stockholders' equity ......................................................      6,632          6,716
                                                                               -------     ----------
                                                                               $13,460     $   14,651
                                                                               =======     ==========
